                                                  1.800.597.7836

Vote your OppenheimerFunds proxy over the phone
Voting your proxy is important. An now OppenheimerFunds
has made it easy. Vote at your convenience, 24 hours a day,
and save postage costs, ultimately reducing fund expenses.
Read your Proxy Card carefully. To exercise your proxy,
just follow these three simple steps:

1.       Call the toll free number: 1.800.597.6736.
2.       Enter the 14-digit Control Number, located on your Proxy Card.
3.       Follow the voice instructions.

If you vote by phone please do not mail your Proxy Card.

                                                              (OppenheimerFunds logo)